UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

(Amendment No.                 )

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ACORDA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

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October 24, 2022

Dear [Shareholder Name],

I am writing to you on an urgent matter, not only as the CEO of Acorda Therapeutics, but as a fellow shareholder.

Acorda is holding a special meeting of stockholders on Friday, November 4, to vote on a proposal to allow our Board of Directors to implement a Reverse Split of Acorda’s common stock. We understand that you have a substantial position in ACOR, and to our knowledge you have not yet voted your shares. I am writing to ask that you vote “FOR” this proposal.

Acorda is at imminent risk of being delisted from Nasdaq if our stock price does not rise consistently above $1 before mid-December. If this were to happen, we could be in default to our debtholders and the company could be forced into bankruptcy.

You may have seen that we recently announced very good news about a ruling that has delivered a significant cash infusion, as well as substantial increase in the operating margins on our drug, Ampyra. Your support on Proposal 2 is critical to help ensure that we have the runway to continue to execute on the company’s business plan.

Note that the three leading, independent US proxy advisory services, ISS, Glass Lewis, and Egan-Jones, have all recommended that our shareholders vote “FOR” these proposals.

Instructions for voting are attached.

If you have questions or would like to discuss this in more detail, I would be happy to schedule a call with you. Please feel free to contact me by phone at […] or by email at […] to schedule a time.

Sincerely,

Ron Cohen, M.D.

President and CEO

HOW TO VOTE IN ACORDA’S SPECIAL SHAREHOLDER MEETING: